Exhibit 10.1

Amendment No.1 to the Restricted Unit Plan for Non-Employee Members of the Board of Directors of Covance Inc.

1.               Section 2.01(a) of the Restricted Unit Plan for Non-Employee Members of the Board of Directors of Covance Inc. shall be amended by deleting the second sentence in its entirety and replacing it with the following:

“On every anniversary of May 20, 2003, each non-employee Director who is a member of the Board on that date shall receive an Award of such number of Hypothetical Shares as is approved by the Board in advance of such date.”

2.               Section 2.01(b) of the Restricted Unit Plan for Non-Employee Members of the Board of Directors of Covance Inc. shall be deleted in its entirety and replaced with the following:

“Any person, who becomes a non-employee member of the Board after the date of one Award and before the next Award, shall receive an Award in an amount equal to the number of months such person is a Director prior to the next award date, divided by twelve (12), and multiplied by the number of Hypothetical Shares most recently granted pursuant to paragraph 2.01(a) hereof.”